Exhibit 97.1
ATI INC.

EXECUTIVE COMPENSATION RECOVERY POLICY
Purpose

ATI Inc. (“Company”) is establishing this Executive Compensation Recover Policy (“Policy”) to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “Listing Standards”).

Administration

This Policy shall be administered by the Compensation and Leadership Development Committee of the Company’s Board of Directors (the “Board”) or such other independent committee of the Board to which the Board may, from time to time, delegate oversight responsibility with respect to matters of executive compensation (the “Committee”), or in the absence thereof, by the independent members of the Board, in which case references herein to the “Committee” shall be deemed references to such independent members of the Board.

It is intended that this Policy be interpreted in a manner that is consistent with the requirements of the Exchange Act, Rule 10D-1 and the Listing Standards. Subject thereto, the Committee is authorized to interpret and construe this Policy and to make all determinations and rules as it deems to be necessary or advisable for its administration. The Committee shall have the discretion and authority to engage such advisors or consultants as it deems necessary or appropriate to advise the Committee in the execution of its responsibilities under this Policy and to review and approve any fees associated with the same. Any determinations made by the Committee shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the definition of executive officer set forth in Rule 10D-1, and the Listing Standards. For the sake of clarity, such executive officers include solely those current and former officers of the Company who are or have been designated by the Board from time to time as executive officers required to file reports of ownership and transactions under Section 16 of the Exchange Act (“Covered Executives”). Each such Covered Executive who is an executive officer of the Company as of the effective date of this Policy, or who thereafter becomes an executive officer of the Company at any time thereafter (while this Policy, as it may be amended from time to time, is in effect) is required to sign and deliver a Recovery Policy Acknowledgement in the form attached to this Policy as Exhibit B.

Requirement for Executive Compensation Recovery
In the event that the Company is required to prepare an Accounting Restatement (as defined below), it shall reasonably promptly require reimbursement or forfeiture of any Excess Incentive Compensation (as defined below), received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, and including any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (provided that a transition period comprising a period of at least nine months shall count as a full fiscal year for purposes of this Policy), provided that this Policy and the Company’s obligation to recover Excess Compensation hereunder shall apply solely to contracts or arrangements pertaining to Incentive-Based Compensation the receipt of which occurred or occurs (a) on or after October 2, 2023 and (b) while the Company has a listed class of securities. The Company is directed pursuant to this Policy to recoup Excess Incentive Compensation in compliance with this Policy unless the Committee has determined that recovery would be impracticable solely for the limited reasons, and subject to the procedural and disclosure requirements, outlined in Exhibit A to this Policy.

Recovery of amounts as required under this Policy with respect to a Covered Executive shall not require the finding of any misconduct by such Covered Executive or that such Covered Executive is responsible for any error associated with an Accounting Restatement.

For purposes of this Policy:

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The following shall not constitute an Accounting Restatement, unless otherwise provided in currently-applicable accounting rules: (i) out-of-period adjustments; (ii) retrospective application of a change in accounting principal; (iii) retrospective revision to reportable segment information due to a change in the structure of the internal organization of the Company and its subsidiaries; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) retrospective revision for stock splits, reverse stock splits; stock dividends or other change in capital structure.

The date on which the Company is “required to prepare” an accounting restatement is the earlier of (i) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of whether or when the restated financial statements are filed, provided that in the case of clause (ii), recovery shall only be required if such action by such court, regulator or other legally authorized body, as applicable, is final and non-appealable. The Company’s obligation to seek recovery of Excess Incentive Compensation pursuant to this Policy is triggered as of the date on which the Company is required to prepare an Accounting Restatement, as described in the preceding sentence, and is not dependent on if, or when, the applicable restated financial statements ultimately are filed.

“Excess Incentive Compensation” means the excess of (i) Incentive-Based Compensation (as defined below) actually received by a Covered Executive after beginning his or her service as a Covered Executive, as long as he or she served as a Covered Executive at any time during the performance period for that Incentive-Base Compensation, over (ii) the amount of such Incentive-Based Compensation that such Covered Executive would have received had it been determined based on the Company’s restated results as reflected in the applicable Accounting Restatement. Excess Incentive Compensation shall be determined by the Board without regard to any taxes paid by the Covered Executive with respect to the Excess Incentive Compensation.

For Incentive-Based Compensation based on the Company’s stock price or total shareholder return: (i) the Committee shall determine the amount of Excess Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Company shall maintain documentation of such determination and provide such documentation to the NYSE to the extent required pursuant to the Listing Standards.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived in whole or in part from such measure. For purposes of this Policy, Financial Reporting Measures include, but are not limited to, the following, and any measures derived from the following: revenues; EBIT; EBITDA; net income; Company stock price; and total shareholder return. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission in order to satisfy the foregoing definition.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, Incentive-Based Compensation does not include: (a) salaries; (b) amounts received solely at the discretion of the Committee or the Board and not from a pool determined by the satisfaction of a Financial Reporting Measure standard; (c) amounts received solely upon satisfaction of one or more subjective standards or strategic or operational measures or standards; or (d) amounts received solely on the basis of service or the passage of time.

Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Method of Recovery
The Committee shall determine, in its sole discretion, the timing and method for promptly recouping Excess Incentive Compensation from a Covered Executive, provided that, to the extent (i) such Excess Incentive Compensation consists of amounts received by, but not yet paid to, such Covered Executive, such unpaid amounts shall be forfeited, and (ii) any remaining

Excess Incentive Compensation consists of amounts previously paid in cash or shares of the Company’s common stock still held by the Covered Executive, he or she shall be entitled choose whether to repay such amounts in cash, shares of the Company’s common stock, or any combination thereof.

Subject to the foregoing, the application of the Listing Standards and compliance with any applicable law, the Committee may recover amounts under this Policy from any amount otherwise payable to the Covered Executive. Additional methods by which the Committee may determine to recoup Excess Incentive Compensation may include without limitation:

(i) seeking reimbursement of all or part of any cash or equity Incentive-Based Compensation previously paid;

(ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(iii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid;

(iv)cancelling or offsetting against any planned future cash or equity-based awards;

(v) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder, and

(vi) any other method authorized by applicable law or contract.

No Indemnification of Covered Executives

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Excess Incentive Compensation. The Company is prohibited from paying or reimbursing a Covered Executive for purchasing insurance to cover any such loss.

Board Indemnification

No member of the Board shall be personally liable for any action, determination or interpretation made with respect to this Policy, and each member of the Board shall be fully indemnified by the Company to the fullest extent under applicable law and Company organizational documents and policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company organizational documents and policy.

Effective Date

This Policy shall be effective as of October 2, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date.

Amendment and Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with Section 10D of the Exchange Act, applicable regulations promulgated pursuant thereto, and any rules or standards adopted by NYSE including but not limited to Section 303A.14 of the Listing Standards, and to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Committee or the Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment, recovery or forfeiture that may be available to the Company pursuant to the terms of any incentive plan, employment agreement, equity award agreement, settlement agreement or similar agreement, including but not limited to Section 15(j) of the Company’s 2020 Incentive Plan, 2022 Incentive Plan or any similar provision included in any subsequently adopted incentive compensation plan and any other legal remedies available to the Company.

Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

Governing Law

This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. Any dispute, controversy or claim arising out of or relating to this Policy shall be resolved by confidential final and binding arbitration by three arbitrators conducted in Pittsburgh, Pennsylvania, administered by and in accordance with the then-existing JAMS Comprehensive Arbitration Rules and Procedures. Any dispute regarding the scope of the arbitration (including the matters subject to arbitration and any legal issues arising in the arbitration) shall be resolved by the arbitrators. Any expenses incurred by the prevailing party in any such proceeding will be the responsibility of the opposing party or parties.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit Filing Requirement
A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

Exhibit A

Impracticability of Recovery

The Company must seek to recoup Excess Incentive Compensation in compliance with this Policy unless the Committee has determined that recovery would be impracticable solely because:

(a) The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; provided that prior to concluding that it would be impracticable to recover any amount of Excess Incentive Compensation based on expense of enforcement, the Committee must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to NYSE;

(b) Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022; provided that prior to concluding that it would be impracticable to recover any amount of Excess Incentive Compensation based on violation of home country law of the issuer, the Committee must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or

(c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and reg